Exhibit h.19

AMENDMENT AGREEMENT NO. 10

This AMENDMENT AGREEMENT NO. 10 (this “Amendment”) is made as of October 19, 2015, by and among BARON SELECT FUNDS, ON BEHALF OF ITS SERIES BARON PARTNERS FUND (the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”), STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and the other Banks (in such capacity, the “Operations Agent”) and STATE STREET BANK AND TRUST COMPANY, as administrative agent for itself and the other Banks (in such capacity, the “Administrative Agent”; the Administrative Agent and the Operations Agent are collectively referred to herein as the “Agents”).

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. The definition of “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the date “October 19, 2015” which appears in such definition and substituting in place thereof the date “October 30, 2015”.

§3. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§4. Effectiveness. This Amendment shall be effective as of the date first written above upon receipt by the Operations Agent of this Amendment, duly executed and delivered by the Borrower, the Banks, the Operations Agent and the Administrative Agent.

§5. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§6. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:	/s/ Patrick M. Patalino

Name:	Patrick M. Patalino
Title:	Chief Legal Officer

STATE STREET BANK AND TRUST COMPANY, Individually, as Operations Agent and as Administrative Agent

By:	/s/ Karen A. Gallagher

Title:	Managing Director